Exhibit 10.1

AVAYA INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

Effective as of March 7, 2018

1. PURPOSE. The purpose of this Executive Annual Incentive Plan (the “EAIP”) is to provide cash incentives to the Chief Executive Officer (the “CEO”) of Avaya Inc. (together, collectively with its subsidiaries, the “Company”) and key employees, including Senior Executives (as defined below), with incentive compensation based upon their individual contribution to the success of the Company’s business and the Company’s achievement of financial results. The EAIP is designed to enhance the ability of the Company to attract individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

2. DEFINITIONS. As used in the EAIP, the following terms shall have the meanings set forth below:

(a)“Award” shall mean a cash payment.

(b)“Board” shall mean the Board of Directors of Avaya Holdings Corp.

(c)“Cause” shall mean (i) for the CEO, as defined in his executive employment agreement with the Company, and (ii) for other Participants, (A) a material breach by the Participant of the Participant’s duties and responsibilities which is not promptly remedied after the Company gives the Participant written notice specifying such breach; (B) the commission by the Participant of a felony involving moral turpitude; (C) the commission by the Participant of theft, fraud, a material breach of trust or any material act of dishonesty involving the Company; or (D) a significant violation by the Participant of the Company’s Code of Ethics and Business Conduct or of any statutory or common law duty of loyalty to the Company.

(d)“Committee” shall mean the Compensation Committee of the Board (or any successor committee or delegate appointed by the Board).

(e) “Participant” shall mean each of the CEO and any other Senior Executive and any other person designated by the Committee to participate in the EAIP.

(f)“Performance Period” shall mean each twelve-month period from October 1 to September 30, or such other periods of time (to be defined by the Committee) during which a Participant provides services on account of which the Award is made.

(g)“Senior Executives” shall mean senior executives of Avaya and/or Avaya Holdings Corp. who are, as determined from time to time by the Board, subject to the provision of Section 16 of the Securities Exchange Act of 1934, as amended.

(h)“Target Award” shall mean an Award amount that may be paid if certain performance criteria are achieved in the Performance Period.

3. ELIGIBILITY.

(a)Subject to Sections 3(b) and (c) below, individuals employed by the Company during a Performance Period who are on-roll as of the last day of the Performance Period are eligible to be Participants under the EAIP for such Performance Period and may be considered for an Award.

(b)Notwithstanding paragraph (a) above, unless otherwise provided in a Participant’s employment agreement or unless otherwise determined by the Committee, a Participant will not be eligible to receive an Award if:

(i)	He or she voluntarily terminates his or his employment with the Company before such Participant’s Award is paid; or

(ii)	His or her employment with the Company is involuntarily terminated for Cause before such Participant’s Award is paid.

(c)An employee is not rendered ineligible to be a Participant by reason of being a member of the Board. Nothing in this section shall be construed to entitle a Participant to an Award.

4.	AWARDS.

(a)At the beginning of each Performance Period (or as soon as practicable thereafter), the Committee will establish (i) Target Awards for Participants and (ii) the performance criteria to be applicable to Awards for such Performance Period, which shall be communicated to the Participants. The performance criteria utilized by the Committee may be based on individual performance, other Company and/or business unit financial objectives, customer satisfaction indicators, operational efficiency measures, and/or other measurable objectives tied to the Company’s success or such other criteria as the Committee shall determine.

(b)The total amount paid with respect to all Awards for any Performance Period shall be determined by the Committee based on the Committee’s evaluation of the applicable performance criteria.

(c)The amount paid to a Participant with respect to an Award shall be determined in the sole discretion of the Committee or in the sole discretion of such person or committee empowered by the Committee or the Board. In the case of Participants other than the CEO, the CEO shall make a recommendation to the Committee as to the amount of each such Participant’s Award.

(d)The determination of the amount paid with respect to an Award for each Participant shall be made after the end of each Performance Period and may be less than or greater than the Participant’s Target Award; provided that (i) a Participant may receive no Award, (ii) the maximum amount of any Award to the CEO in any twelve month period will not be greater than two and a half times the CEO’s base salary, and (iii) the maximum amount of any Award to any Participant other than the CEO will not be greater than two times such Participant’s Target Award.

(e)Awards shall be paid as soon as practicable after the Performance Period, or otherwise as required by pre-existing agreements, and the Committee’s determination of such Awards.

5.	OTHER AWARD AND EAIP CONDITIONS.

(a)     No Participant shall have any claim to an Award under the EAIP and there is no obligation for uniformity of treatment of Participants under the EAIP. Awards under the EAIP may not be assigned.

(b)    Neither the EAIP nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company.

(c)    The Company shall have the right to deduct from any Award to be paid under the EAIP any federal, state or local taxes required by law to be withheld with respect to such payment.

(d)    Awards under the EAIP, to the extent provided therein, will not be included in base compensation or covered compensation under the retirement programs of the Company for purposes of determining pensions, retirement and/or death related benefits.

6.	EAIP ADMINISTRATION.

(a)     The Committee shall have full discretionary power to administer and interpret this EAIP and to establish rules for its administration (including the power to delegate authority to others to act for and on behalf of the Committee). In making any determinations under or referred to in this EAIP, the Committee and its delegates, if any, may, but are not required, to rely on opinions, reports or statements of employees of the Company and of counsel, public accountants and other professional or expert persons. All decisions by the Committee shall be final and binding on the Participant.

(b)    This EAIP shall be governed by the laws of the State of Delaware and applicable Federal law.

7. MODIFICATION OR TERMINATION OF EAIP. The Board or the Committee may modify or terminate this EAIP at any time, effective as of such date as the Board or the Committee, respectively, may determine. Any authorized officer of the Company, with the concurrence of the Company’s legal advisors, shall be authorized to make minor or administrative changes to this EAIP, or changes required by or made desirable by applicable law or government regulation (as determined by the Company’s General Counsel.) Such a modification may affect present and future Participants.

8. TERM OF THE EAIP. This EAIP shall continue in full force and effect until such time as it is terminated by the Board or the Committee in accordance with Section 7.

9. SUCCESSORS. All obligations of the Company under this EAIP, with respect to Awards granted hereunder, shall be binding upon any successor to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform its obligations under this EAIP and/or any Award in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this EAIP, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. COMPLIANCE WITH CODE SECTION 409A. It is the intent that this EAIP comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A (including, without limitation, that, notwithstanding anything herein to the contrary, no payout of an Award will occur later than the later of (a) the fifteenth day of the third month of the Company’s fiscal year following the date such Award was determined, or (b) the fifteenth day of the third month of the calendar year following the date the Award was determined), and any ambiguities herein will be interpreted to so comply.

11. CLAWBACK. Notwithstanding any other provisions in this EAIP, to the extent that an Award is subject to recovery under any Company policy, law, government regulation or stock exchange listing requirement, the Award will be subject to such deductions and/or clawback as may be required to be made pursuant to such Company policy, law, government regulation or stock exchange listing requirement.

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IN WITNESS WHEREOF, the Company has caused this EAIP to be adopted and executed this 7th day of March, 2018.

AVAYA INC.

By: __/s/ Shefali Shah___________
Name: Shefali Shah

Title:	Senior Vice President, Chief Administrative Officer and General Counsel

[Signature Page to Avaya Inc. Executive Annual Incentive Plan]